From:	Cavalier Homes, Inc.
Approved by:	David Roberson
Subject:	First Quarter Results
Contact:	Mike Murphy (256) 747-9800

CAVALIER ANNOUNCES FIRST QUARTER 2007 RESULTS

Addison, Ala. (April 25, 2007) – Cavalier Homes, Inc. (Amex: CAV) today announced results for the first quarter ended March 31, 2007. As expected, the Company reported lower comparative revenue and a loss for the quarter, reflecting an ongoing weakness in industry HUD-Code shipments and the absence of shipments in the current-year quarter of single-section homes under contracts for Federal Emergency Management Agency (FEMA)-specified housing. A summary of the report follows (in thousands, except per share amounts):

	First Quarter Ended
	March 31, 2007	April 1, 2006
Revenue	$ 42,902	$ 74,950
Income (loss) from continuing operations before income taxes and equity earnings of equity-method investees	$ (4,027)	$ 1,763
Income tax provision	22	360
Equity in earnings of equity-method investees	158	251
Income (loss) from continuing operations	(3,891)	1,654
Income from discontinued operations	--	12
Net income (loss)	$ (3,891)	$ 1,666

Diluted net income (loss) per share:
From continuing operations	$ (0.21)	$ 0.09
From discontinued operations	--	0.00
	$ (0.21)	$ 0.09

Weighted average diluted shares outstanding	18,368	18,490

Commenting on the results, David Roberson, President and Chief Executive Officer, said, “Consistent with the views we expressed in our year-end news release in February, our results for the first quarter of 2007 reflected the continuation of very challenging market conditions and the non-recurring nature of FEMA shipments. These factors combined to send industry HUD-Code floor shipments down almost 39% in the first two months of 2007 – the most recent statistics available for the industry – compared with the year-earlier period. Our HUD-Code floor shipments (including FEMA) were down 57% between the comparable two-month periods.”

Roberson noted that Cavalier had no FEMA home sales in the first quarter of 2007. In the first quarter of 2006, Cavalier sold 419 single-section FEMA homes, representing revenue of approximately $13,000,000. Shipments of HUD-Code floors other than FEMA declined 37% in the first quarter of 2007 versus the year-earlier period. Modular home sales continue to be an important part of the Company’s business. During the first quarter of 2007, Cavalier shipped 178 modular floors compared with 184 modular floors during the first quarter of 2006, which represented 11% of floor shipments in the first quarter of 2007 compared with 7% of floor shipments (excluding FEMA) in the year-earlier period.

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CAV Reports First Quarter Results

April 25, 2007

“Excluding the impact of FEMA shipments, we experienced a 31% decline in revenue year over year, which highlights the ongoing struggles we confront with HUD-Code housing,” Roberson continued. “We also believe that the first quarter of 2006 benefited from some speculative orders in the aftermath of the 2005 Gulf Coast hurricanes. To add further perspective to our first quarter of 2007 results, we think it is important to note that on a sequential quarterly basis, our revenue and floor shipments have remained stable, even though the first quarter is seasonally the slowest period of each year.

“We remain focused to improve our performance, with a goal of returning to profitability in the second half of the year,” Roberson added. “With continued progress during the quarter on our new product development program, we made a solid showing and received good acceptance from buyers at recent trade shows. Additionally, the ongoing implementation of our brand management initiatives is expected to better diversify our product lines. With these efforts, we believe we can gain market share and improve top-line growth going forward. We remain confident that the strategies and product changes we have implemented will achieve these goals. Yet, we think visibility on this progress likely will not occur until the last quarter of 2007. As always, we remain prepared to adjust our capacity and take additional steps to enhance our operations should industry conditions change significantly.”

Roberson further noted that the Federal National Mortgage Association (Fannie Mae) pilot program formulated in late 2006 for HUD-Code manufactured multi-section homes will make financing available to the industry on an attractive basis comparable to that for site-built homes. Cavalier is participating in this program through its financial services subsidiary, CIS Financial Services.

In closing, Roberson said, “Although the HUD-Code manufactured housing business remains challenging, we are optimistic the Fannie Mae program will help showcase the value and features inherent in our products and add momentum to the process of building increased acceptance for factory-built housing. Our homes offer attractive pricing points and choices that yield better affordability versus site-built homes – advantages we think will continue to become more apparent to the average family facing the high costs of home ownership. Additionally, we are optimistic about the long-term prospects for increased modular home business and the potential we see for working with builders and developers to integrate our competitively priced homes in new housing communities. We continue to believe significant reconstruction will occur, at some point, along the Gulf Coast when delays over insurance, flood plain requirements and other issues are resolved. Considering the close proximity of our plants to the area, we expect to participate in efforts when they commence in earnest.”

Cavalier’s revenue for the first quarter of 2007 declined 43% to $42,902,000 from $74,950,000 in the year-earlier period. Home manufacturing sales, the Company’s largest source of revenue, fell 44% to $40,418,000 for the quarter versus $71,834,000 in the first quarter of fiscal 2006, as floor shipments declined 44% to 1,658 floors compared with 2,963 floors in the same period last year. Other sources of revenue declined 20% to $2,484,000 in the first quarter of 2007 from $3,116,000 in the year-earlier period, reflecting primarily lower sales at the Company’s retail sales centers.

Gross profit for the first quarter dropped 56% to $5,980,000 from $13,669,000 in the year-earlier period, primarily reflecting lower volume. Gross margin for the quarter fell to 13.9% from 18.2% in the first quarter of 2006, due to lower sales volume and higher discounts on home sales as a result of difficult market conditions. Selling, general and administrative expenses declined 16% to $9,815,000 in the first quarter of 2007 from $11,678,000 in the year-earlier period, although as a percentage of revenue, selling, general and administrative expenses increased to 22.9% in the first quarter of 2007 from 15.6% in the same period last year. The decline in selling, general and administrative costs primarily reflected lower salaries, wages and benefits, including incentive compensation costs, as a result of lower sales levels. The Company recorded a state income tax provision of $22,000 for the quarter, which is net of the valuation allowance for deferred income taxes (versus an income tax provision of $360,000 in the prior-year

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CAV Reports First Quarter Results

April 25, 2007

quarter). Net loss from continuing operations for the first quarter of 2007 was $3,891,000 or $0.21 per diluted share versus net income from continuing operations of $1,654,000 or $0.09 per diluted share in the first quarter of 2006.

At the end of the quarter, Cavalier closed one of its retail sales centers and sold two others, which accounted for $589,000 of the net loss in the first quarter of 2007. In completing these steps, the Company transferred to the purchaser $1,739,000 of debt associated with its retail operations in Alabama. The two centers sold will continue to purchase the Company’s products as independent exclusive dealers. Cavalier has one remaining retail sales center, which operated at break even in the first quarter of 2007 and helps support the manufacturing capacity at Cavalier’s North Carolina facility.

Commenting on the Company’s financial position, Mike Murphy, Cavalier’s Chief Financial Officer, said, “Cavalier ended the first quarter with cash totaling $8,988,000 versus $21,706,000 at the same time last year, which decreased primarily as a result of working capital component changes between the two periods and the repayment of $3,416,000 in long-term debt. Other current liabilities decreased $7,934,000 to $33,552,000 at March 31, 2007 compared to $41,486,000 at April 1, 2006. Inventory totaling $26,038,000 at the end of the first quarter was 8% below the year-earlier level of $28,152,000. Likewise, accounts receivable declined 8% to $11,169,000 at March 31, 2007, from $12,153,000 at April 1, 2006. None of the Company’s $25,000,000 revolving line of credit component of the bank credit facility was outstanding at quarter’s end, and $13,833,000 of this amount is currently available based on the credit facility, as amended. Currently, Cavalier has $2,888,000 outstanding under the $10,000,000 real estate portion of this facility, which matures in 2018. “

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

A public, listen-only simulcast of Cavalier Homes’ first quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (April 26, 2007) and may be accessed via the Company’s web site, www.cavhomesinc.com, or at www.viavid.com. Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form. A replay of this call will be available shortly after the call using this same link and will continue until May 26, 2007.

With the exception of historical information, the statements made in this press release, including those containing the words “expects,” “anticipates,” “thinks” and “believes,” and words of similar import, and those relating to industry trends and conditions, Cavalier’s expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier’s new product initiatives and the effect of these and other steps taken in the last several years on Cavalier’s future sales and earnings, and Cavalier’s plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier’s products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier’s reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier’s Annual Report on Form 10-K for the period ended December 31, 2006, under the heading “Item 1. Business-Risk Factors,” as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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CAV Reports First Quarter Results

April 25, 2007

Cavalier Homes, Inc.

Data Sheet – Unaudited

(in thousands, except per share amounts)

	First Quarter Ended
STATEMENT OF OPERATIONS SUMMARY	March 31, 2007	April 1, 2006
Home manufacturing net sales	$ 40,418	$ 71,834
Financial services	857	909
Retail	1,627	2,207
Total revenue	42,902	74,950
Cost of sales	36,922	61,281
Gross profit	5,980	13,669
Selling, general and administrative	9,815	11,678

Operating income (loss)	(3,835)	1,991
Other income (expense):
Interest expense	(164)	(377)
Other, net	(28)	149
	(192)	(228)
Income (loss) from continuing operations before income taxes and equity in earnings of equity-method investees	(4,027)	1,763
Income tax provision	22	360
Equity in earnings of equity-method investees	158	251
Income (loss) from continuing operations	(3,891)	1,654
Income from discontinued operations	--	12
Net income (loss)	$ (3,891)	$ 1,666

Basic net income (loss) per share:
From continuing operations	$ (0.21)	$ 0.09
From discontinued operations	--	0.00
Net income (loss)	$ (0.21)	$ 0.09

Diluted net income (loss) per share:
From continuing operations	$ (0.21)	$ 0.09
From discontinued operations	--	0.00
Net income (loss)	$ (0.21)	$ 0.09

Weighted average shares outstanding:
Basic	18,368	18,308
Diluted	18,368	18,490

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CAV Reports First Quarter Results

April 25, 2007

Cavalier Homes, Inc.

Data Sheet – Unaudited (Continued)

(dollars in thousands)

	First Quarter Ended
OPERATING DATA SUMMARY	March 31, 2007	April 1, 2006
Manufacturing sales:
Floor shipments:
HUD-Code	1,480	2,779
Modular	178	184
Total floor shipments	1,658	2,963
Home shipments:
Single-section	275	889
Multi-section	685	1,031
Total home shipments	960	1,920
Shipments to company-owned retail locations	(21)	(45)
FEMA shipments	--	(419)
Wholesale shipments to independent retailers	939	1,456

Retail sales:
Single section	9	12
Multi-section	19	29
Total sales	28	41
Cavalier produced homes sold	28	38
Used homes sold	--	3
Independent exclusive dealer locations	71	107
Company-owned stores	1	4
Home manufacturing facilities – operating	7	7
Average home net wholesale prices (excludes FEMA)	$ 40,100	$ 40,700
Installment loan purchases	$ 11,780	$ 10,106

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CAV Reports First Quarter Results

April 25, 2007

Cavalier Homes, Inc.

Data Sheet – Unaudited (Continued)

(in thousands, except ratios and per share amounts)

	March 31, 2007	April 1, 2006
BALANCE SHEET SUMMARY
Cash and cash equivalents	$ 8,988	$ 21,706
Accounts receivable, less allowance for losses	11,169	12,153
Notes and installment contracts receivable, net	7,508	6,687
Inventories	26,038	28,152
Other current assets	2,444	2,780
Total current assets	56,147	71,478
Property, plant and equipment, net	28,017	29,352
Other assets	9,472	11,683
Total assets	$ 93,636	$ 112,513

Current portion of long-term debt	$ 1,049	$ 1,540
Notes payable	--	2,548
Other current liabilities	33,552	41,486
Total current liabilities	34,601	45,574
Long-term debt	4,354	7,279
Other long-term liabilities	289	--
Stockholders’ equity	54,392	59,660
Total liabilities and stockholders’ equity	$ 93,636	$ 112,513

OTHER INFORMATION
Working capital	$ 21,546	$ 25,904
Current ratio	1.6 to 1	1.6 to 1
Ratio of long-term debt to equity	0.1 to 1	0.1 to 1
CIS installment loan portfolio	$ 12,992	$ 13,803
Number of shares outstanding	18,415	18,345
Stockholders’ equity per share	$ 2.95	$ 3.25

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